Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the FedEx Freight Holding Company, Inc. 2026 Omnibus Stock Incentive Plan and the FedEx Freight Holding Company, Inc. Employee Stock Purchase Plan of our report dated August 29, 2025, with respect to the consolidated financial statements of FedEx Freight, Inc. included in the Form 10 Registration Statement for each of the three years in the period ended May 31, 2025, filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference in the Registration Statement (Form S-8) noted above of our report dated January 16, 2026, with respect to the financial statement of FedEx Freight Holding Company, Inc. included in the Form 10 Registration Statement for the financial position as of July 14, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Memphis, Tennessee
June 1, 2026